                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant / /
      Filed by a Party other than the Registrant /X/

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                             VANTAGEMED CORPORATION

                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           1)   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2)   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5)   Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           1)   Amount Previously Paid:
                ----------------------------------------------------------
           2)   Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           3)   Filing Party:
                ----------------------------------------------------------
           4)   Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                                                    June 6, 2000

Dear Stockholder:

    This year's annual meeting of stockholders will be held on Thursday, July 6, 2000, at 9:00 a.m. local time, at the Sheraton Hotel, 11211 Point East Drive, Rancho Cordova, California 95742. You are cordially invited to attend.

    The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

    After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

    A copy of the Company's Annual Report to Stockholders is also enclosed for your information. At the annual meeting the Company will review our activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                          /s/ James L. Seiler
                                          James L. Seiler
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                             VANTAGEMED CORPORATION

                          3017 KILGORE ROAD, SUITE 180
                        RANCHO CORDOVA, CALIFORNIA 95670

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        THURSDAY, JULY 6, 2000 9:00 A.M.

TO THE STOCKHOLDERS:

    Notice is hereby given that the Annual Meeting of Stockholders of VantageMed Corporation will be held at the Sheraton Hotel, 11211 Point East Drive, Rancho Cordova, California 95742, on Thursday, July 6, 2000, at 9:00 a.m.

(1) To elect Class I directors to hold office for three-year terms and until their respective successors are elected and qualified;

(2) To ratify the appointment of Arthur Andersen LLP, as independent public auditors of the Company for the fiscal year ended December 31, 2000;

(3) To transact such other business as may properly come before the meeting.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record on the books of the Company as of May 25, 2000 will be entitled to vote at the meeting and any adjournment thereof.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE SO THAT
                   YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

    RETURNING THE PROXY DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING
                                       AND TO
                            VOTE YOUR SHARES IN PERSON.

    Dated: June 6, 2000
    Rancho Cordova, California

                                          By Order of the Board of Directors

                                          /s/ Richard Pendleton
                                          Richard Pendleton,
                                          CORPORATE SECRETARY

                             VANTAGEMED CORPORATION

                          3017 KILGORE ROAD, SUITE 180
                        RANCHO CORDOVA, CALIFORNIA 95670

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

GENERAL

    The enclosed proxy is solicited by the Board of Directors (the "Board") of VantageMed Corporation ("VantageMed" or the "Company") to be used at the Annual Meeting of Stockholders on July 6, 2000 and at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the foregoing notice. Only stockholders of record on the books of the Company as of 5:00 PM, May 25, 2000 will be entitled to vote at the Annual Meeting. As of the close of business on May 25, 2000, there were outstanding 8,602,560 shares of Common Stock of the Company, entitled to one vote per share. The date of this Proxy Statement is June 6, 2000, the date this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders.

SOLICITATION AND VOTING OF PROXIES

    The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

    On May 25, 2000, there were 8,602,560 shares of the Company's Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                       PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The Board of Directors of the Company is divided into three Classes, with the term of office of each Class ending in successive years, after the initial transition period. Class I consists of Richard Pendleton and Peter Friedli and stands for election at this Annual Meeting. Class II, currently consisting of James Seiler and John Stevens will stand for election at the calendar year 2001 Annual Meeting. Class III, currently consisting of Joel Harris will stand for election at the calendar year 2002 Annual Meeting.

    The executive officers and directors of the Company and their ages as of May 31, 2000 are as follows:

NAME                                          AGE                       POSITION
----                                          ---      ------------------------------------------
James L. Seiler...........................     53      Chief Executive Officer and
                                                         Chairman of the Board
Joel M. Harris............................     45      President and Director
Richard W. Pendleton......................     53      Senior Vice President--Mergers and
                                                         Acquisitions and Director
Peter Friedli.............................     46      Director
John R. Stevens...........................     79      Director
Larry W. LeGate...........................     57      Senior Vice President--Sales
Gregory F. Vap............................     47      Senior Vice President--Operations
Paul W. Souza.............................     40      Senior Vice President--Chief Financial
                                                       Officer

    JAMES L. SEILER has served as Chief Executive Officer since the Company's acquisition of Mariner Systems, Inc. in August 1999 and became the Chairman of the Board of Directors in January 2000. Prior to joining the Company, Mr. Seiler served as President and Chief Executive Officer of Mariner Systems Inc., a managed care software company, from September 1993 to August 1999, and also as Chairman of the Board from November 1997 to August 1999. Before joining Mariner, Mr. Seiler served first as Chief Financial Officer and then as President and Chief Executive Officer of Destron/IDI, Inc., a public radio frequency technology company. Mr. Seiler is a Certified Public Accountant and received a Bachelor of Science degree in Accounting from the University of Akron.

    JOEL M. HARRIS was a co-founder of VantageMed since May 1996 and has served as the President since May 1997. Mr. Harris also served concurrently as the Chief Executive Officer from May 1997 through August 1999. From October 1994 through April 1996, Mr. Harris served as Chief Operating Officer of Insurance Benefit Spot Check, Inc., a provider of electronic data interchange services for healthcare providers. Previously, Mr. Harris co-founded the Stratum Group, a software development and consulting firm. Mr. Harris received a Bachelor of Science degree in Business Administration from California State University, Northridge.

    RICHARD W. PENDLETON was a co-founder of VantageMed and served as Chairman of the Board from inception in April 1995 until January 2000. Mr. Pendleton has also served concurrently as Senior Vice President--Mergers and Acquisitions since April 1997. From October 1993 to February 1995, Mr. Pendleton served as Senior Vice President and Director of Software Development for QuadraMed Corporation, a healthcare information technology company. Prior to his work with QuadraMed, Mr. Pendleton served as President of Coast Micro, Inc., a medical software company, and founded and served as Chief Executive Officer of Cost Containment Systems, Inc., a healthcare software company. Mr. Pendleton has also held senior administrative positions at several medical centers. Mr. Pendleton received a Master of Business Administration in Hospital Administration from the University of Chicago and a Bachelor of Science degree in Business Administration from the University of Illinois--Chicago.

    PETER FRIEDLI has served as director of VantageMed since September 1999. Mr. Friedli has been the principal of Friedli Corporate Finance, Inc., a venture capital firm, since its inception in 1986. Prior to joining Friedli Corporate Finance, Mr. Friedli worked as an international management consultant for service and industrial companies in Europe and the U.S. Mr. Friedli has over a decade of experience as an independent investment manager for venture capital and has managed various venture investment companies in the U.S.

    JOHN R. STEVENS has served as a director of VantageMed since May 1997. Since 1987, Mr. Stevens has served as the Chief Executive Officer and Chairman of the Board of StellarNet, Inc., a company he founded. StellarNet, Inc. is an internet-hub connectivity company serving the property and casualty insurance industry. Mr. Stevens received a Bachelor of Science degree in Military Science from the University of Maryland.

    LARRY W. LEGATE was a co-founder of VantageMed and has served as the Company's Senior Vice President--Sales since inception in April 1995. Mr. LeGate also served as a member of its Board of Directors from April 1997 through August 1999. From January 1994 through June 1995, Mr. Legate was the Senior Vice President of Sales and Marketing for QuadraMed Corporation. Prior to joining QuadraMed, Mr. LeGate served as Vice President of Sales and Customer Service for DATIS Corporation, a database software products company. Mr. LeGate received a Bachelor of Science degree in Architectural Engineering from Oklahoma State University.

    GREGORY F. VAP has served as the Company's Senior Vice President--Operations since December 1998 and served as Senior Vice President from April 1998 through December 1998. Prior to joining the Company, Mr. Vap founded Healthcare Information Systems Inc., a provider of medical practice management products, and served as President and Chief Executive Officer from 1984 until the Company's acquisition of Healthcare Information Systems in April 1998. Mr. Vap received a Bachelor of Science degree in Electronic Engineering from the Missouri Institute of Technology.

    PAUL W. SOUZA became the Company's Senior Vice President and Chief Financial Officer on June 5, 2000. Prior to joining VantageMed, from May 1999 to May 2000, Mr. Souza performed various consulting services to the insurance and managed care industries, including, serving as Chief Financial Officer for Sierra Insurance Group, a workers' compensation insurance holding company, and a subsidiary of Sierra Health Services, Inc. from September 1999 to May 2000. From July 1995 to March 1999, Mr. Souza served as Vice President and Chief Financial Officer for Business Insurance Group, a holding company and subsidiary of Foundation Health Systems, Inc. From July 1991 to July 1995, Mr. Souza served as Vice President and Chief Financial Officer for The Pacific Rim Assurance Company, a workers' compensation insurance company. Mr. Souza received a Bachelor of Science degree in Business Administration with an emphasis in finance, from San Diego State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's common stock as of May 15, 2000, except as noted in the footnotes below, by:

    - all persons who are beneficial owners of 5% or more of the Company's common stock;

    - each of the Company's directors and director-nominees;

    - the Company's Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers"); and

    - all directors and executive officers of the Company as a group.

    The number of shares of common stock beneficially owned and the percentage of shares beneficially owned are based on 8,602,560 shares of common stock outstanding as of May 15, 2000.

                                                                            PERCENT
                                                              NUMBER OF   BENEFICIALLY
NAME AND ADDRESS(1)                                            SHARES       OWNED(2)
-------------------                                           ---------   ------------
Peter Friedli(3)............................................  1,106,080       12.8%
QuadraMed Corporation.......................................    599,425        7.0%
  1003 W. Cutting Blvd., Ste. 2
  Richmond, CA 94804
Venturetec, Inc.(4).........................................    635,690        7.4%
  c/o Friedli Corporate Finance
  Freigustrasse #5
  8002 Zurich, Switzerland
Richard W. Pendleton........................................    300,000        3.5%
Gregory Vap.................................................    212,774        2.5%
Joel M. Harris..............................................    150,000        1.7%
James L. Seiler(5)..........................................     87,559        1.0%
John R. Stevens.............................................     16,667          *%
Executive officers and directors as a group (7 persons).....  2,006,413       23.2%

------------------------

*   Less than 1%

(1) Except as otherwise noted, the address of each person listed on the table is c/o VantageMed Corporation, 3017 Kilgore Road, Suite 180, Rancho Cordova, California 95670. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to such shares. All shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after May 15, 2000, are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

(3) Includes: (i) 43,333 shares issuable upon the exercise of warrants; (ii) 17,125 shares issued to Venturetec, Inc. upon the conversion of secured promissory notes held through Friedli Corporate Finance; (iii) 510,685 shares of which 185,685 shares were issued to Venturetec, Inc. and the remaining 325,000 were issued to various entities or individuals affiliated with Peter Friedli. These shares were issued upon the conversion of a secured convertible promissory note held through Friedli Corporate Finance;
    (iv) 432,880 shares held by Venturetec, Inc.; and (v) 102,057 shares held by Pine, Inc. Mr. Friedli is President of Venturetec, Inc. and a control person of Pine, Inc.

(4) Peter Friedli, a director of VantageMed, is President of Venturetec, Inc. The shares referenced in this footnote are also included in the shares shown as beneficially owned by Peter Friedli.

(5) Includes 66,879 shares underlying options granted to Mr. Seiler, which are exercisable within 60 days of May 15, 2000.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has the following special committees of the Board of Directors:

    EXECUTIVE COMMITTEE. The Executive Committee is empowered to exercise all authority of the Board of Directors except as limited by the Delaware General Corporation Law. Under Delaware law, an executive committee may not approve, adopt or recommend to stockholders actions required by Delaware law to be approved by stockholders, or adopt, amend or repeal any bylaw of the corporation. The Executive Committee consists of Richard
W. Pendleton, James L. Seiler and Joel M. Harris.

    COMPENSATION COMMITTEE. The Compensation Committee is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for executive officers. The Compensation Committee also administers and establishes the terms and conditions of all stock options granted under the 1998 Plan. The Compensation Committee consists of Peter Friedli and John R. Stevens.

    AUDIT COMMITTEE. The Audit Committee is primarily responsible for approving the services performed by the Company's independent public auditors, reviewing with the independent public auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures and reviewing and monitoring the provisions of non-audit services performed by our auditors. The Audit Committee consists of Peter Friedli and John R. Stevens.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    During the fiscal year ended December 31, 1999, the Board of Directors of the Company held six meetings. During that period the Executive Committee of the Board met as part of the Board Meetings. The Compensation Committee of the Board and the Audit Committee of the Board were established on September 15, 1999, but did not formally meet until after the fiscal year ended December 31, 1999. The Company has no standing nominating committee of the Board. No director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served held during that period.

DIRECTOR COMPENSATION

    The members of the Board of Directors currently do not receive compensation for their services as Directors. Members of the Board of Directors are eligible to receive option grants and stock issuance under the Company's 1998 Stock Option Plan although no determination has been made as to the number of options, if any, each director may be entitled to receive.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation provides that directors shall not be personally liable to the Company or its stockholders, except liability for:

    - breach of the director's duty of loyalty;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

    - the unlawful payment of a dividend or unlawful stock purchase or redemption; and

    - any transaction from which the director derives an improper personal benefit.

    The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. The Company has also entered into indemnification agreements with each of its directors.

    Beginning on March 13, 2000, a series of similar securities class action lawsuits were filed alleging that VantageMed and certain directors and officers violated the Securities Act of 1933. As of this date, VantageMed is aware of four virtually identical actions, all filed in the United States District Court for the Eastern District of California, the first of which is entitled Zinno v. The VantageMed Corporation, et. al., No. CIV.S-00-0523 MLS DAD. The Company expects that all will be consolidated into a single action.

    Plaintiffs in the four actions purport to represent a class of all persons who purchased the Company's common stock pursuant to its February 15, 2000 initial public offering ("IPO"). The complaints allege that VantageMed's S-1 Registration Statement and Prospectus contained materially false and misleading statements and it did not state that the Company would be delayed in introducing a new version of its Ridgemark product, and did not state that sales of its eMCee product would be lower than expected.

    The proceedings are in the early stages, and no prediction can be made as to the outcome. The Company believes these actions are without merit and intends to defend them vigorously.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

REQUIRED VOTE

    Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees Richard Pendleton and Peter Friedli, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. If the candidacy of anyone or more of such nominees should, for any reason, be withdrawn, the proxy holders will vote in favor of the remainder of those nominated and for such substituted nominees, if any, as shall be designated by the proxy holders, or the number of directors to be elected at this time may be reduced by the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

    If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors at the Annual Meeting to serve until the next Annual Meeting and until their respective successors are elected or appointed. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR BOTH OF THE NOMINEES LISTED ABOVE.

        PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Action will be taken at the Annual Meeting with respect to the ratification of the appointment of independent public auditors for the Company for the fiscal year ended December 31, 2000. The Board of Directors has, subject to such ratification, selected Arthur Andersen LLP. Arthur Andersen LLP has audited VantageMed's financial statements for the years ended December 31, 1997, 1998 and 1999. A representative of Arthur Andersen LLP will be present at the meeting. Such representative will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions by shareholders.

    The ratification of the appointment of Arthur Andersen LLP as the Company's independent public auditors requires the affirmative vote of a majority of the shares of Common Stock present at the Annual meeting in person or by proxy.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2000.

                             EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued by the Company for the fiscal year ended December 31, 1998 and 1999 for each of the Named Executive Officers:

SUMMARY COMPENSATION TABLE

                                                                                      SECURITIES
                                                                                      UNDERLYING
                                                                                       OPTIONS
                                                       ANNUAL COMPENSATION            GRANTED(#)
                                                ----------------------------------    LONG-TERM      ALL OTHER
NAME AND PRINCIPAL POSITIONS                      YEAR      SALARY         BONUS     COMPENSATION   COMPENSATION
----------------------------                    --------   --------       --------   ------------   ------------
James L. Seiler...............................    1998     $     --        $   --            --        $   --
  Chief Executive Officer and Chairman            1999       50,000(1)      2,000       100,000            --
    of the Board
Joel M. Harris................................    1998      120,000(2)         --            --            --
  President and Director                          1999      120,000(3)      3,000            --            --
Richard W. Pendleton..........................    1998      120,000            --            --            --
  Senior Vice President--Mergers and              1999      120,000(4)      2,000            --            --
    Acquisitions and Director
Gregory F. Vap................................    1998       83,333            --            --         7,689(5)
  Senior Vice President--Operations               1999      125,000(6)      2,083            --            --
Thomas A. McCreery............................    1998       52,500            --        66,666            --
  Chief Financial Officer                         1999      120,000            --            --            --

------------------------

(1) Includes $10,000 of compensation deferred until 2000 at the election of Mr. Seiler. On an annual basis, Mr. Seiler's salary would have been $120,000.

(2) Includes $20,000 of compensation deferred until 1999 at the election of Mr. Harris.

(3) Includes $15,000 of compensation deferred until 2000 at the election of Mr. Harris.

(4) Includes $10,000 of compensation deferred until 2000 at the election of Mr. Pendleton.

(5) The $7,689 in "Other Compensation" was a one-time payment for benefits surrendered by Mr. Vap upon joining the Company.

(6) Includes $10,417 of compensation deferred until 2000 at the election of Mr. Vap.

    All bonuses shown on the above table represent obligated amounts equal to 20% of the salary deferments. These deferred salary and bonus amounts were repaid from the proceeds of the Company's IPO completed in February 2000.

    Mr. Harris, the Company's President, also served as the Chief Executive Officer until August 5, 1999, at which time Mr. Seiler became the Chief Executive Officer. On an annual basis, Mr. Seiler's salary for 1999 would have been $120,000. Mr. Vap became the Company's Senior Vice President--Operations on May 1, 1998. On an annual basis, his salary for 1998 would have been $125,000. Mr. McCreery became the Chief Financial Officer on July 28, 1998. On an annual basis, his salary for 1998 would have been $120,000. Effective May 31, 2000, Mr. McCreery is no longer an employee or an executive officer of the Company.

    Mr. Souza, the Company's Chief Financial Officer as of June 5, 2000, has agreed to an annual salary of $130,000 and received 50,000 stock options at an exercise price of $1.75, the closing market price on the date of approval.

OPTION GRANTS IN FISCAL YEARS 1998 AND 1999

    The following table sets forth option grants for the years ended December 31, 1998 and 1999 to each of the Named Executive Officers who received options:

                                                                                                 POTENTIAL REALIZABLE
                                                         PERCENT OF                                VALUE AT ASSUMED
                                        NUMBER OF       TOTAL OPTIONS                            ANNUAL RATES OF STOCK
                                          SHARES           GRANTED                              PRICE APPRECIATION FOR
                                        UNDERLYING      TO EMPLOYEES                                  OPTION TERM
                              FISCAL     OPTIONS          IN FISCAL     EXERCISE   EXPIRATION   -----------------------
NAME                         YEAR END    GRANTED            YEAR         PRICE        DATE         5%           10%
----                         --------   ----------      -------------   --------   ----------   ---------   -----------
James L. Seiler............    1999       100,000            37%         $11.10      8/06/09    $698,073    $1,769,054
Joel M. Harris.............      --            --            --              --           --          --            --
Richard W. Pendleton.......      --            --            --              --           --          --            --
Gregory F. Vap.............      --            --            --              --           --          --            --
Thomas A. McCreery.........    1998        38,333            21%           7.50     12/02/08     180,807       458,198
                               1998        13,333(1)          7%           7.50     12/02/08      62,888       159,370
                               1998        15,000(2)          8%           7.50     12/02/08      70,751       179,296

------------------------

(1) 6,250 shares of Mr. McCreery's 13,333 share option vested upon the close of the IPO.

(2) 833 shares of Mr. McCreery's 15,000 share option vested upon the close of the IPO.

    The percentages listed in the "Percent of Total Options Granted to Employees in Fiscal Year" column in the above table are based on an aggregate of 178,037 options granted during fiscal year 1998 and 269,354 options granted during fiscal year 1999 to employees.

    The exercise price per share of each option shown in the above table was equal to the fair market value of the common stock on the date of grant as determined by the Board of Directors after consideration of a number of factors, including, but not limited to, the Company's financial performance, market conditions, and the price and preferred rights and privileges of shares of equity securities sold to or purchased by outside investors.

    The potential realizable values shown in the above table were calculated based on the term of each option at its time of grant, which is ten years. These values are calculated assuming that the fair market value of the Company's common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND FISCAL YEAR END 1999 OPTION
  VALUES

    The following table sets forth information concerning option exercises and option holdings for the year ended December 31, 1999 with respect to the Named Executive Officers. Except as set forth below, no options or stock appreciation rights were exercised by any such individual during such year, and no stock appreciation rights were outstanding on December 31, 1999.

                                                               NUMBER OF
                                                         SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                               SHARES                     AT FISCAL YEAR END            AT FISCAL YEAR END
                              ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                         ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   --------   -----------   -------------   -----------   -------------
James L. Seiler............        --          --        100,000(1)        --        $  90,000(2)          --
                                   --          --         36,321           --          348,570(3)          --
Joel M. Harris.............        --          --             --           --               --             --
Richard W. Pendleton.......        --          --             --           --               --             --
Thomas A. McCreery.........        --          --         26,146       40,521          117,657(4)     182,345(4)

------------------------

(1) These options are immediately exercisable and are subject to a repurchase right held by VantageMed which lapses in equal monthly installments over a period of 36 months.

(2) Based on the offering price of $12.00 per share, less the option exercise price of $11.10 payable for these shares.

(3) Based on the offering price of $12.00 per share, less option exercise prices as follows: 10,508 of these options have an exercise price of $6.28; 4,549 of these options have an exercise price of $4.40 per share; and 21,264 of these options have an exercise price of $0.06 per share.

(4) Based on the offering price of $12.00 per share, less the option exercise price of $7.50 payable for these shares.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

    JAMES L. SEILER. The Company has entered into an employment agreement with James L. Seiler pursuant to which he is employed as Chief Executive Officer. The initial term of this employment agreement expires on August 1, 2002. This employment agreement will continue on a month-to-month basis thereafter. Under the terms of the employment agreement, Mr. Seiler is paid a monthly base salary of $10,000, subject to increases as authorized by the Board of Directors and subject to any company-wide compensation cap then in place. Mr. Seiler's salary will be reviewed by the Board of Directors on February 1, 2000 and on August 1st of each year thereafter to determine if an increase in salary is appropriate. At no time shall Mr. Seiler be paid a base salary that is less than the greater of $120,000 per annum; any compensation cap then in place; or the base salary of the Company's highest paid officer and/ or employee. The employment agreement with Mr. Seiler can be terminated at any time by mutual agreement, upon 100 days written notice on the part of Mr. Seiler, or immediately for cause. The term "for cause" is defined to mean: an uncured material violation of the terms of the employment agreement or proprietary information and inventions agreement; a conviction or non-appealable judgment involving a claim of dishonesty, willful misfeasance or nonfeasance of duty by Mr. Seiler intending to injure or having the effect of injuring in some material fashion the Company's reputation, business or relationships; Mr. Seiler's conviction upon a felony charge; or Mr. Seiler's willful or prolonged absence from work or his failure, neglect or refusal to perform his duties. If, prior to the expiration of the agreement's initial three-year term, the Company terminates Mr. Seiler's employment without good cause or due to his death, or if he terminates his employment for good cause, he will receive monthly payments equal to his monthly base salary through the expiration of that initial three year term and all options then held by him shall become fully-vested and immediately exercisable. Mr. Seiler has agreed not to compete with the Company for a period of one year following the cessation of his employment. In connection with the signing of this employment agreement, Mr. Seiler was granted an option to purchase 100,000 shares of our common stock.

    THOMAS A. MCCREERY.  The Company has entered into an agreement with Thomas
A. McCreery, Chief financial Officer, pursuant to which the Company agreed to provide six months notice of termination in the event of a change of control. Effective May 31, 2000, Mr. McCreery is no longer an employee or an executive officer of the Company.

    PAUL W. SOUZA. The Company has entered into an agreement with Paul W. Souza, Senior Vice President and Chief Financial Officer, pursuant to which the Company agreed to provide three-months severance benefits (i) upon the event of a change of control and his position is eliminated, or, (ii) there is a material change in duties and responsibilities which thereby terminates employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Board of Directors, formed in September 1999 are Peter Friedli and John R. Stevens. Prior to September 1999, the functions of the Compensation Committee were performed by the Board of Directors as a whole. Prior to the formation of the Compensation Committee, Messrs. Seiler, Harris and Pendleton were involved in compensation decisions.

    In August 1999, the Company issued a $190,000 promissory note to a designee of Friedli Corporate Finance in connection with the acquisition of Mariner Systems, Inc. Upon closing of the IPO, this note became convertible into 17,125 shares of our common stock at the option of the holder, and in March 2000 was converted.

    In October 1999, the Company borrowed $3.0 million through Friedli Corporate Finance at an interest rate of 6%. Peter Friedli assisted the Company in securing this loan. In connection with the borrowing of these funds the Company issued a secured convertible promissory note which requires the repayment of the principal sum of $3.0 million, plus interest at an annual rate of 6%, by July 1, 2000. The outstanding principal and any accrued interest on this note automatically converted into 510,685 shares of our common stock at a conversion ratio equal to 50% of the initial price of shares of common stock sold in the IPO. A $240,000 cash fee was paid in connection with this loan. In addition, the Company issued a convertible promissory note in the principal amount of $180,000, due and payable on October 6, 2002. No interest accrues or is due on this note. The $180,000 was converted into 16,214 shares of common stock in December 1999. In connection with the $3.0 million loan, the Company issued a warrant to purchase 13,333 shares of its common stock at an exercise price equal to 60% of the initial price of shares of the common stock as sold in the IPO. This warrant became exercisable at the completion of the IPO and terminates on October 6, 2002.

    In January 2000, the Company borrowed $700,000 through Friedli Corporate Finance. Peter Friedli assisted the Company in securing this loan. In connection with the borrowing of these funds the Company issued a secured promissory note which requires the repayment of the principal sum of $700,000 plus interest at an annual rate of 10% and a premium payment equal to 7% of the outstanding principal amount of the note at the earlier to occur at the completion of the IPO or July 1, 2000. The Company subsequently paid this loan off from the net proceeds of the IPO in February, 2000.

    The Company has entered into a consulting agreement with Friedli Corporate Finance pursuant to which the Company agreed to pay Friedli Corporate Finance a $2,000 per month consulting fee and to take action to support the election of Peter Friedli, the principal of Friedli Corporate Finance, to the Board of Directors. In exchange, Friedli Corporate Finance provides the Company with financial consulting services. The Company charges the cost of the consulting arrangement to expense as the services are used. This consulting agreement terminates on July 31, 2002 or upon 30 days written notice by either party. If the Company terminates the consulting agreement without cause, the Company must immediately pay Friedli Corporate Finance the full balance, through July 31, 2002, owed under the consulting agreement.

    In August 1999 the Company acquired Mariner Systems, Inc. In connection with this acquisition, Mr. Seiler signed a three-year employment agreement whereby he agreed to serve as the Company's Chief

Executive Officer. Mr. Seiler received 20,680 shares of our common stock in exchange for all of his shares of Mariner Systems, Inc. and the Company assumed options held by Mr. Seiler which entitle him to purchase an additional 36,321 shares of our common stock at a weighted-average exercise price of $2.40. Upon the signing of his employment agreement the Company granted Mr. Seiler an option to purchase an additional 100,000 shares of its common stock at an exercise price of $11.10 per share. Venturetec, Inc., a shareholder in Mariner, became a principal stockholder of the Company and now owns 635,690 shares of our common stock. In addition, in exchange for services rendered in connection with the acquisition of Mariner, the Company issued warrants to purchase up to 30,000 shares of its common stock to Pine, Inc., an entity controlled by Friedli Corporate Finance, of which Peter Friedli is President. These warrants were issued at an exercise price of $11.10 per share. Mr. Friedli, a principal with Venturetec, Inc. was a member of the Board of Directors of Mariner and later became a member of the Company's Board of Directors.

    In July 1997, the Company entered into a promissory note with Richard Pendleton, Senior Vice President--Mergers and Acquisitions, whereby the Company loaned Mr. Pendleton $148,000 at an interest rate of 5.25%, payable on or before July 15, 2000. Accrued interest on this note can be paid annually on July 15th of each year beginning July 15, 1998 or upon repayment of the principal amount. Mr. Pendleton has elected to defer the payment of interest on this note and has not paid any of the principal. As of December 31, 1997, Mr. Pendleton owed a total of $153,000 on the note. As of December 31, 1998 and 1999 the total balance due on the note was $162,000 and $170,000, respectively.

    None of the executive officers serve on the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL COMPENSATION PHILOSOPHY

    The role of the Compensation Committee is to set the salaries and other compensation of the executive officers and certain other key employees of VantageMed, and to make grants under, and to administer, the stock option and other executive officer equity and bonus plans. VantageMed's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables VantageMed to attract, motivate, reward and retain key executives and employees. Each executive officer's compensation package may, in one or more years, be comprised of the following three elements:--base salary that is designed primarily to be competitive with base salary levels in effect at market area that are of comparable size to VantageMed and with which VantageMed competes for executive personnel;--annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Compensation Committee; and--long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and VantageMed stockholders. As of May 23, 2000 the Board Compensation Committee formally met. In applying the compensation philosophy, the committee approved the increase of both James Seiler and Joel Harris from their current salary to $160,000 per year. Additionally, Richard Pendleton, Greg Vap and Larry LeGate's salary was increased from their current salary to $140,000 per year. In each case, these increases will not be instituted until such time as the Company produces and reports to its shareholders positive quarterly net earnings after adding back depreciation and amortization.

EXECUTIVE COMPENSATION

    Base salary for all executive officers and all other forms of compensation will be administered in accordance with the general compensation philosophy.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Seiler's base salary and all other forms of compensation will be administered in accordance with the general compensation philosophy subject only to provisions in his employment contract. See "Employment and Change-In-Control Agreements."

CERTAIN TRANSACTIONS AND RELATIONSHIPS

SERIES A-1 PREFERRED STOCK

    In January 1999, the Company issued 1,795,300 shares of its Series A-1 preferred stock to QuadraMed Corporation for an aggregate purchase price of $3,500,000, which included the repayment of the $500,000 balance on the Company's credit facility with QuadraMed and the exchange of 413,018 shares of Series A preferred stock held by QuadraMed. All shares of the Series A-1 preferred stock was converted into Common Stock upon completion of the IPO.

CONSULTING AGREEMENT WITH FREIDLI CORPORATE FINANCE

    In connection with the acquisition of Mariner Systems, Inc., in July 1999, the Company entered into a consulting agreement with Peter Friedli, now a member of the Company's Board of Directors. The consulting agreement is described more fully in "Compensation Committee Interlocks and Insider Participation."

ACQUISITION OF MARINER SYSTEMS, INC.

    In connection with the acquisition of Mariner Systems, Inc., in August 1999, James L. Seiler signed a three-year employee agreement whereby he agreed to serve as Chief Executive Officer. The employment agreement is described more fully in "Employment and Change-in-Control Agreements."

FINANCING ARRANGEMENT WITH FRIEDLI CORPORATE FINANCE

    In October 1999, the Company borrowed $3.0 million through Friedli Corporate Finance. Peter Friedli assisted the Company in securing this loan. The financing arrangement is described more fully in "Compensation Committee Interlocks and Insider Participation."

SECURED PROMISSORY NOTE WITH FRIEDLI CORPORATE FINANCE

    In January 2000, the Company borrowed $700,000 through Friedli Corporate Finance. Peter Friedli assisted the Company in securing this loan. The promissory note is described more fully in "Compensation Committee Interlocks and Insider Participation." The Company subsequently paid this loan off from the net proceeds of the IPO in February 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

    Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with, except that each of the Company's officers and directors required to file reports under
Section 16(a) filed their initial Form 3 late.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

    The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal to be timely must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

    Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at VantageMed Corporation, 3017 Kilgore Road, Suite 180, Rancho Cordova, California 95670 no later than February 1, 2001, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at the 2000 Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement. If a stockholder vote is necessary to transact any other business at the 2000 Annual Meeting, the proxy holders intend to vote their proxies in accordance with their best judgment related to such business.

    It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Dated: June 6, 2000

                                          By Order of the Board of Directors

                                          /s/ Richard Pendleton

                                          Richard Pendleton,
                                          CORPORATE SECRETARY

                        VANTAGEMED CORPORATION

             PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
            TO BE HELD ON THURSDAY, JULY 6, 2000 9:00 A.M.
                 SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints James L. Seiler, Joel L. Harris and Kathy L. Victorino, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in VantageMed Corporation, a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Hotel, 11211 Point East Drive, Rancho Cordova, California on July 6, 2000, at 9:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated June 6, 2000 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND PROPOSAL 2.

               CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                             SEE REVERSE
                                                                 SIDE

/X/
Please mark
votes as in
this example

A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

1. To elect the following two (2) persons as Class I directors to hold office for a three-year term and until their respective successors are elected and qualified:

FOR              WITHHELD
[  ]               [  ]

FOR, except vote withheld from the following nominee(s):

__________________________________

NOMINEES:

RICHARD W. PENDLETON         PETER FRIEDLI



2. To ratify the appointment of Arthur Andersen LLP, as independent public auditors for the Company for the fiscal year ending December 31, 2000.

FOR       AGAINST       ABSTAIN
[  ]       [  ]          [  ]


MARK HERE IF YOU PLAN TO ATTEND THE MEETING  [  ]

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  [  ]

PLEASE PRINT THE FOLLOWING:

Name:_______________________________________________________

Address:______________________________________________________

Telephone:____________________________________________________

Number of shares:_____________________________________________


___________________    ___________________     __________
    Signature               Signature             Date

PLEASE SIGN HERE. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.